Exhibit 10.2

AGREEMENT AND GENERAL RELEASE
In consideration of the promises contained herein, Light & Wonder, Inc., 6601 Bermuda Road, Las Vegas, NV 89119 (the “Company”) and Barry L. Cottle (“you”), agree that:
WHEREAS, (i) since June 1, 2018, you have been employed by the Company and served as a member of the Board of Directors of the Company (the “Board”), and (ii) you are currently employed by the Company pursuant to an employment agreement dated February 5, 2021 (and effective as of June 1, 2021) (the “Employment Agreement”);
WHEREAS, you have informed the Board of your intention to resign from your employment with the Company and as a member of the Board; and
WHEREAS, you and the Company wish to resolve all matters related to your employment with the Company and service on the Board, on the terms and conditions expressed in this Agreement and General Release (this “Agreement”).
NOW THEREFORE, in consideration of the mutual promises contained herein, the parties, intending to be legally bound, agree as follows:
1.Last Day of Employment. The Company and you agree that your resignation constitutes a termination of employment by you pursuant to Section 4(a) of the Employment Agreement, and that the Company will waive the requirement thereunder to provide 60 days’ prior written notice, such that your last day of employment with the Company will be August 30, 2022 (the “Separation Date”). The Employment Agreement will terminate on the Separation Date, except that any provisions in the Employment Agreement designed to survive termination, including, but not limited to, Section 5 and Section 7 thereof, will survive. Effective as of the Separation Date, you will resign from the Board, any committees thereof and any other board of directors or similar management body of any subsidiary or affiliate of the Company on which you serve. Notwithstanding the generality of the foregoing, effective as of the Separation Date, you agree to submit to the Board of Directors of SciPlay Corporation (“SciPlay” and such board of directors, the “SciPlay Board”) your resignation from the SciPlay Board, including any committees thereof. You agree to execute and deliver to the Company or its applicable subsidiary or affiliate any additional reasonably requested resignation letters further documenting your resignation from the foregoing positions.
2.Standard Termination Payments. In accordance with the Employment Agreement, you will be entitled to the Standard Termination Payments, as defined in Section 4(a) of the Employment Agreement, following the Separation Date, subject to applicable withholdings and deductions. Except as provided in this Agreement, you shall not be entitled to receive any other payment, benefit or other form of compensation as a result of your employment or the termination thereof. For the avoidance of doubt, (i) all equity awards granted to you by the Company during your employment, including all restricted stock units and stock options granted to you, that are unvested on the Separation Date are forfeited on the Separation Date, and (ii) all stock options granted to you by the Company during your employment that are vested on the Separation Date shall remain outstanding and exercisable until the first anniversary of the Separation Date.

3.Consulting Role.
(a)You and the Company agree that, during the period beginning on the Separation Date and ending on the second anniversary of the Separation Date (the “Consulting Period”), you will be reasonably available to provide consulting services as described in this Section 3 in exchange for the Consulting Fee (as defined below). During the Consulting Period, you agree to (i) assist in transitioning your duties and responsibilities with the Company; (ii) continue to assist the Company on business matters of the Company reasonably within your knowledge; (iii) make business introductions on behalf of the Company as reasonably requested; and (iv) provide advice to the Company on business matters of the Company as reasonably requested (collectively, the “Services”); provided that the Company will use reasonable efforts to accommodate your other obligations. In consideration of your providing the Services, and subject to your execution and non-revocation of this Agreement and reaffirmation and continued compliance with the covenants set forth in Section 5 of the Employment Agreement and restrictive covenants set forth in Sections 14 to 17 of any equity award agreement between you and the Company (collectively, “Restrictive Covenants”), you will receive an annual consulting fee (the “Consulting Fee”) of $1,200,000, payable in monthly installments. During the Consulting Period, the Company will also reimburse you for any reasonable costs and expenses approved in advance by the Company and incurred in connection with the performance of the Services, subject to the Company’s expense reimbursement policies in effect from time to time. It is expressly acknowledged and agreed that the Services are expected to exceed those contemplated under Section 5.1(c) of the Employment Agreement.
(b)You acknowledge and agree that in performing the Services, you are acting solely as an independent contractor and not as an employee, legal representative or agent of the Company or any of its subsidiaries or affiliates, including SciPlay, and that you shall perform the Services under the general direction of the Company’s Chief Executive Officer or his or her designee. Furthermore, nothing herein is intended to, or shall be deemed to constitute a partnership or joint venture between the Company or any of its subsidiaries or affiliates, including SciPlay, on the one hand, and you, on the other hand. The Company’s sole obligation to you with respect to compensation for the Services shall be pursuant to this Section 3. You acknowledge and agree that as an independent contractor you alone will be responsible for federal, state, local and self-employment taxes, on the Consulting Fee.
(c)Notwithstanding anything in the foregoing to the contrary, the Company may terminate the Consulting Period, your obligation to provide the Services and the Company’s obligation to pay the Consulting Fee effective immediately in the event any of the following occur: (i) you intentionally breach any Restrictive Covenants; (ii) you intentionally breach any material term of this Agreement; (iii) you are indicted for, or convicted of, a felony or any non-felony crime or offensive involving the property of the Company or any of its subsidiaries or affiliates or evidencing moral turpitude; or (iv) other willful or grossly negligent conduct by you that would make the continued provision of the Services materially prejudicial to the best interests of the Company, including a determination that you provided any false or misleading information to the Company in connection with this Agreement or the Services. Furthermore, in the event of a termination by the Company pursuant to clause (i) of the foregoing, you agree to promptly, but in no event later than 30 days after receipt of written notice from the Company, return any portion of the Consulting Fee previously paid to you, less the ADEA Payment (as defined below).

Notwithstanding any cessation or return of payments contemplated by the foregoing, all of your obligations hereunder shall be continuing and enforceable including, but not limited to, your release of claims, and the Company shall be entitled to pursue all remedies against you available at law or in equity for the event giving rise to such cessation or return of payments under this Agreement.
(d)You understand and agree that you will not receive the Consulting Fee unless: (i) you sign and return a fully signed copy of this Agreement within the time period specified below and (ii) you fulfill all of the promises contained herein.
4.General Release of Claims by Employee.  In consideration for the Consulting Fee, which you acknowledge is not otherwise owed to you, and as an inducement for the Company to entering into the consulting arrangement contemplated hereunder and providing such Consulting Fee, you understand and agree that you are knowingly and voluntarily releasing, waiving and forever discharging, to the fullest extent permitted by law, on your own behalf and on behalf of your agents, assignees, attorneys, heirs, executors, administrators and anyone else claiming by or through you (collectively referred to as the “Releasors”):
the Company, and its parents, affiliates, subsidiaries, including, but not limited to, SciPlay, and members, predecessors, successors or assigns, and any of its or their past or present parents, affiliates, subsidiaries and members, predecessors, successors or assigns; and any of its or their past or present stockholders; and any of its or their past or present directors, executives, members, officers, insurers, attorneys, employees, consultants, agents, both individually and in their business capacities, and employee benefits plans and trustees, fiduciaries, and administrators of those plans (collectively referred to as the “Released Parties”), of and from any and all claims under local, state or federal law, whether known or unknown, asserted and unasserted, that you and/or the other Releasors have or may have against Released Parties as of the day you sign this Agreement, including but not limited to all matters relating to or in any way arising out of any aspect of your employment with the Company or service on the Board or the SciPlay Board, separation from employment with the Company and resignation from the Board and the SciPlay Board, or your treatment by the Company while in the Company’s employ or during your period of service on the Board or the SciPlay Board, all claims under any applicable law, and all other claims, charges, complaints, liens, demands, causes of action, obligations, damages (including punitive or exemplary damages), liabilities or the like (including, without limitation, attorneys’ fees and costs) (collectively “Claims”), including, but not limited to, all Claims for: (a) any compensation or benefits, in addition to, or in excess of, the Standard Termination Payments and the Consulting Fee; and (b) discrimination, harassment or retaliation based upon age under the Age Discrimination in Employment Act as amended by the Older Workers Benefit Protection Act of 1990 and as further amended (the “ADEA”), or under any other federal, state or local law prohibiting age discrimination.
Excluded from the release set forth in this Section 4 are: (i) any Claims or rights to enforce this Agreement against the Company; (ii) Claims arising after the date you sign this Agreement; (iii) any Claims that you cannot lawfully release; and (iv) your rights, if any, to indemnification and directors’ and officers’ liability insurance coverage. Notwithstanding anything to the contrary contained herein, including in Section 5 below, also excluded from the release set forth in this Section 4 is your right to file a charge with an administrative agency (including the Equal Employment Opportunity Commission and the National Labor Relations Board) or participate in any agency investigation. You are, however, to the extent allowed by law, waiving your right to recover money or other damages in connection with any such charge or investigation filed with the Equal Employment Opportunity Commission, the National Labor Relations Board or similar state or local agency or administrative body. You are also, to the extent allowed by law, waiving your right to recover money in connection with a charge filed by any other individual or by the Equal Employment Opportunity Commission, National Labor Relations Board or similar state or local agency or administrative body.
Furthermore, notwithstanding anything herein to the contrary, nothing in this Agreement or any other agreement with the Company, shall (A) prohibit you from making reports of possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or of any other whistleblower protection provisions of state or federal law or regulation, or (B) require notification or prior approval by the Company of any reporting described in clause (A).
5.Additional Agreements by Employee.
(a)BY SIGNING THIS AGREEMENT YOU ARE KNOWINGLY AND VOLUNTARILY WAIVING ANY RIGHTS (KNOWN OR UNKNOWN) TO BRING OR PROSECUTE A LAWSUIT OR MAKE ANY LEGAL CLAIM AGAINST THE RELEASED PARTIES WITH RESPECT TO ANY OF THE CLAIMS DESCRIBED ABOVE IN SECTION 4. You agree that the release set forth above will bar all claims or demands of every kind, known or unknown, referred to above in Section 4 and further agree that no non-governmental person, organization or other entity acting on your behalf has in the past or will in the future file any lawsuit, arbitration or proceeding asserting any claim that is waived or released under this Agreement. If you break this promise and file a lawsuit, arbitration or other proceeding asserting any Claim waived in this Agreement, (i) you will pay for all costs, including reasonable attorneys’ fees, incurred by the Released Parties in defending against such Claim (unless such Claim is a charge with the Equal Employment Opportunity Commission or the National Labor Relations Board); (ii) you give up any right to individual damages in connection with any administrative, arbitration or court proceeding with respect to your employment with and/or termination from employment with the Company or service on, and cessation of service on, the Board or the SciPlay Board, including damages, reinstatement or attorneys’ fees; and (iii) if you are awarded money damages, you will assign to the Released Parties your right and interest to all such money damages. If any claim is not subject to release, to the extent permitted by law, you waive any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a claim in which Company or any other Released Party is a party. Furthermore, if you are made a member of a class or collective action in any proceeding without your prior knowledge or consent, you agree to opt out of the class or collective action at the first opportunity. Notwithstanding the foregoing, this Section 5 does not limit your right to challenge the validity of this Agreement in a legal proceeding under the Older Workers Benefit Protection Act, 29 U.S.C. § 626(f), with respect to claims under the ADEA. This Section 5 also is not intended to and shall not limit the right of a court to determine, in its discretion, that the Company is entitled to restitution, recoupment or setoff of any payments made to you by the Company should this Agreement be found to be invalid as to the release of claims under the ADEA.
(b)You agree that you shall not solicit, encourage, assist or participate (directly or indirectly) in bringing any Claims or actions against any of the Released Parties by other current or former employees, officers or third parties, except as compelled by subpoena or other court order or legal process, and only after providing the Company with prior notice of any such subpoena, order or legal process and an opportunity to timely contest such process. Notwithstanding the foregoing, nothing in this Agreement shall preclude you from making truthful statements that are required by applicable law, regulation or legal process.
(c)You represent and warrant that you have not filed any administrative, judicial or other form of complaint or initiated any claim, charge, complaint or formal legal proceeding, nor are you a party to any such claim, charge, complaint or formal legal proceeding, against any of the Released Parties, and that you will not make such a filing at any time hereafter based on any events or omissions occurring prior to the date of execution of this Agreement. You understand and agree that, to the extent applicable, this Agreement will be pleaded as a full and complete defense to any action, suit or proceeding which is or may be instituted, prosecuted or maintained by you, your agents, assignees, attorneys, heirs, executors, administrators and anyone else claiming by or through you.
(d)You agree to cooperate with the Company and take all necessary steps to effectuate this Agreement, each of its terms and the intent of the parties.
6.General Release of Claims by Company. In consideration for the Restrictive Covenants and the other good and valuable consideration herein, and as an inducement for you to enter into this Agreement, the Company understands and agrees that it is knowingly and voluntarily releasing, waiving and forever discharging, to the fullest extent permitted by law, on its own behalf and on behalf of the Released Parties:
you and your agents, assignees, attorneys, heirs, executors, administrators and anyone else claiming by or through you (collectively referred to as the “Employee Released Parties”), of and from any and all Claims under local, state or federal law, whether asserted and unasserted, that any of the Released Parties has or may have against any Employee Released Parties as of the day the Company signs this Agreement that is based on facts, circumstances and events that are known to the Company at the time it enters into this Agreement, subject to the exclusions in the paragraph immediately below.
Excluded from the release set forth in this Section 6 are: (i) Claims arising out of, in whole or in part, facts, circumstances or events, in each case, that are not known to the Company at the time it enters into this Agreement, (ii) any Claims or rights to enforce this Agreement against you; (iii) Claims arising after the date the Company signs this Agreement; and (iv) any Claims that the Company cannot lawfully release. For purposes of this Agreement, the phrase “known to the Company” refers to the actual knowledge of Jim Sottile, Executive Vice President and Chief Legal Officer of the Company.

7.Additional Agreements by Company.
(a)BY SIGNING THIS AGREEMENT THE COMPANY IS KNOWINGLY AND VOLUNTARILY WAIVING ANY RIGHTS TO BRING OR PROSECUTE A LAWSUIT OR MAKE ANY LEGAL CLAIM AGAINST THE EMPLOYEE RELEASED PARTIES WITH RESPECT TO ANY OF THE CLAIMS DESCRIBED ABOVE IN SECTION 6. The Company agrees that the release set forth above will bar all claims or demands of every kind referred to above in Section 6 and further agree that no non-governmental person, organization or other entity acting on the Company’s behalf has in the past or will in the future file any lawsuit, arbitration or proceeding asserting any claim that is waived or released under this Agreement. If the Company breaks this promise and files a lawsuit, arbitration or other proceeding asserting any Claim waived in this Agreement, (i) the Company will pay for all costs, including reasonable attorneys’ fees, incurred by the Employee Released Parties in defending against such Claim; and (ii) if the Company is awarded money damages, it will assign to the Employee Released Parties its right and interest to all such money damages. If any claim is not subject to release, to the extent permitted by law, the Company waives any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a claim in which any Employee Released Party is a party. Furthermore, if the Company is made a member of a class or collective action in any proceeding without its prior knowledge or consent, the Company agrees to opt out of the class or collective action at the first opportunity.
(b)The Company agrees that it shall not solicit, encourage, assist or participate (directly or indirectly) in bringing any Claims or actions against any of the Employee Released Parties by other current or former employees, officers or third parties, except as compelled by subpoena or other court order or legal process, and only after providing you with prior notice of any such subpoena, order or legal process and an opportunity to timely contest such process. Notwithstanding the foregoing, nothing in this Agreement shall preclude the Company from making truthful statements that are required by applicable law, regulation or legal process.
(c)The Company represents and warrants that it has not filed any administrative, judicial or other form of complaint or initiated any claim, charge, complaint or formal legal proceeding, nor is it a party to any such claim, charge, complaint or formal legal proceeding, against any of the Employee Released Parties, and that the Company will not make such a filing at any time hereafter asserting any Claims that are released pursuant to Section 6. The Company understands and agrees that, to the extent applicable, this Agreement will be pleaded as a full and complete defense to any action, suit or proceeding which is or may be instituted, prosecuted or maintained by the Company or any other Released Party.
(d)The Company agrees to cooperate with you and take all necessary steps to effectuate this Agreement, each of its terms and the intent of the parties.
8.Employee Affirmations. In signing this Agreement, you are affirming that:

(a)You have been paid and/or have received all compensation, wages, bonuses, commissions, overtime and/or benefits to which you may be entitled (except as set forth in this Agreement);
(b)You are not eligible to receive payments or benefits under any Company and/or other Released Party’s severance pay policy, plan, practice or arrangement, including, other than the Standard Termination Payments, pursuant to Section 4 of the Employment Agreement; and
(c)You acknowledge and agree that if you breach the provisions of this Agreement or the Restrictive Covenants or the provisions of the Employment Agreement which survive, that the Company will have the right to seek an appropriate remedy against you, which may include, but not be limited to, injunctive relief, the return of the Consulting Fee (to the extent provided under this Agreement), other monetary damages, and the payment of the Company’s attorneys’ fees.
9.Company Affirmations. In signing this Agreement, the Company is affirming that if it breaches the provisions of this Agreement or the Restrictive Covenants or the provisions of the Employment Agreement which survive, that you will have the right to seek an appropriate remedy against the Company, which may include, but not be limited to, injunctive relief, other monetary damages, and the payment of your attorneys’ fees.
10.Confidentiality; Communications. You and the Company agree that it is a material condition of this Agreement that neither you nor the Company will directly or indirectly make or issue any private statement, press release or public statement, or communicate or otherwise disclose to any employee of the Company (past, present or future) or to a member of the general public, the negotiations leading to, or the terms, amounts or facts of or underlying this Agreement, except (a) as may be required by law or compulsory process, (b) as publicly disclosed (other than through the applicable party’s breach of this provision), (c) truthful statements made by the Company or you in response to the other party’s breach of this Section 10, or (d) truthful statements made in any deposition, lawsuit, arbitration or similar dispute resolution proceeding involving you, the Company or any third party, where such statements are relevant to such deposition, lawsuit, arbitration or similar dispute resolution proceeding, as applicable. The Company will provide you a reasonable opportunity to review and comment on communications (including disclosures) of the Company regarding your resignation and this Agreement to the extent reasonably practicable under the circumstances. You and the Company acknowledge and affirm your non-disparagement obligations under Section 5 of the Employment Agreement.
11.Return of Property. In addition to any requirements set forth in the Employment Agreement, you agree that no later than your last day of employment with the Company, you will return any and all property, including all copies or duplicates thereof, belonging to the Company, including but not limited to, keys, key cards, security cards, identification badges, records, papers, files, blueprints, documents, equipment, phone, computer equipment and software, computer disks, thumb drives, supplies, customer or client lists and customer or client information, and all copies thereof and any other Company property under your control; provided, however, that you will be provided by the Company an electronic copy of all of your personal contacts and files reasonably requested by you that may be on the computer equipment of the Company.

12.Non-Admission of Wrongdoing. You and the Company agree that neither this Agreement nor the furnishing of the consideration for this Agreement shall be deemed or construed at any time for any purpose as an admission by any of the Released Parties or the Employee Released Parties of any liability, wrongdoing, or unlawful conduct of any kind, and the Released Parties and Employee Released Parties do specifically deny, any violation of any local, state, federal, or other law, whether regulatory, common or statutory. Additionally, this Agreement, its existence or its terms will not be admissible in any proceeding other than a proceeding to enforce the terms of this Agreement.
13.Amendment. You and the Company understand and agree that this Agreement may not be modified, altered or changed except upon express written consent of both parties wherein specific reference is made to this Agreement.
14.Entire Agreement; Waiver. You and the Company understand and agree that this Agreement sets forth the entire agreement between you and the Company concerning the subject matter herein, and that it fully supersedes any prior obligation of the Company to you, as well as any agreements between you and the Company, other than the Restrictive Covenants and all provisions of the Employment Agreement designed to survive the termination of your employment with the Company and all provisions of award agreements with respect to equity awards granted to you during your employment with the Company designed to survive the termination of your employment with the Company. You acknowledge and affirm that you have not relied on any representations, promises, or agreements of any kind made to you in connection with your decision to accept this Agreement, except for those that are set forth in this Agreement.  One or more waivers of a breach of any covenant, term or provision of this Agreement by any party shall not be construed as a waiver of a subsequent breach of the same covenant, term or provision, nor shall it be considered a waiver of any other then existing or subsequent breach of a different covenant, term or provision.
15.Right to Consider, Rescind and Revoke Acceptance. This Agreement is intended to comply with the Older Workers Benefit Protection Act of 1990 with regard to your waiver of rights under the ADEA. In signing this Agreement, you understand and agree that:
(a)You are specifically advised to consult with an attorney of your own choosing before you sign this Agreement, as it waives and releases rights you have or may have under federal, state and local law, including, but not limited to, the ADEA.  You acknowledge that you will bear all expenses incurred by you in the negotiation and preparation of this Agreement, and the Company will bear all fees incurred by it.
(b)You will have up to twenty-one calendar days from the Separation Date to decide whether to accept and sign this Agreement. In the event you do sign this Agreement, you may revoke or rescind your acceptance to those provisions of this Agreement releasing and waiving your rights and claims under the ADEA (the “ADEA Provisions”) within seven calendar days of signing this Agreement, and the ADEA Provisions will not become effective or enforceable until the eighth day after you sign this Agreement (the “Effective Date”). In order to effectively revoke or rescind your acceptance of the ADEA Provisions, the revocation or rescission must be in writing and postmarked within the seven calendar day period, and properly addressed to:

Light & Wonder, Inc.
6601 Bermuda Road
Las Vegas, NV 89119
Attention: James Sottile, Chief Legal Officer
You acknowledge that if you do not accept this Agreement in the manner described above, it will be withdrawn and of no effect.  You acknowledge and agree that, if you revoke your acceptance of the ADEA Provisions, the Consulting Fee will be reduced by $25,000 (the “ADEA Payment”), with such reduction applying to those portions of the Consulting Fee that would be paid first in time, and the ADEA Provisions shall be null and void, having have no further force or effect, and that the ADEA Provisions will not be admissible as evidence in any judicial, administrative or arbitral proceeding or trial. You further acknowledge that if the ADEA Provisions are not revoked in the time period set forth above, you shall have forever waived your right to revoke the ADEA Provisions, and they shall thereafter have full force and effect as of the Effective Date.
(c)Any and all questions regarding the terms of this Agreement have been asked and answered to your complete satisfaction.
(d)You acknowledge that the consideration provided for hereunder is in addition to anything of value to which you already are entitled and the consideration provided for herein is good and valuable.
(e)You are entering into this Agreement voluntarily, of your own free will, and without any coercion or undue influence of any kind or type whatsoever.
(f)Any modifications of or revisions to this Agreement do not re-start the consideration period, described in Section 12(b).
(g)You understand that the releases contained in this Agreement do not extend to any rights or claims that you have under the ADEA that first arise after execution of this Agreement.
16. 409A. This Agreement is intended to comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and applicable administrative guidance and regulations (collectively, “Section 409A”) or an exception thereunder and shall be interpreted, construed and administered in accordance therewith. Notwithstanding anything in this Agreement to the contrary, in the event that you are deemed to be a “specified employee” within the meaning of Section 409A(a)(2)(B)(i), no payments hereunder that are “deferred compensation” subject to Section 409A shall be made to you prior to the date that is six months after the Separation Date or, if earlier, your date of death. Following any applicable six month delay, all such delayed payments will be paid in a single lump sum on the first payroll date following the date that is six (6) months after the Separation Date. To the extent that any reimbursements are taxable to you, any such reimbursement payment due to you shall be paid to you in all events on or before the last day of your taxable year following the taxable year in which the related expense was incurred. The reimbursements are not subject to liquidation or exchange for another benefit and the amount of such benefits and reimbursements that you receive in one taxable year shall not affect the amount of such benefits or reimbursements that you receive in any other taxable year. For purposes of

Section 409A, each installment payment, if applicable, provided under this Agreement shall be treated as a separate payment. Notwithstanding the foregoing, the Company makes no representations that the payments or benefits provided under this Agreement comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the you as a result of this Agreement failing to comply with Section 409A.
17.Governing Law; Arbitration. The parties hereby agree that the “Governing Law; Arbitration” section of the Employment Agreement set forth at Section 12 of the Employment Agreement is incorporated herein to the extent not inconsistent with the terms hereof.
18.Miscellaneous.  This Agreement may be signed in counterparts, both of which shall be deemed an original, but both of which, taken together shall constitute the same instrument. A signature made on an electronically mailed copy of the Agreement or a signature transmitted by electronic mail shall have the same effect as the original signature. The section headings used in this Agreement are intended solely for convenience of reference and shall not in any manner amplify, limit, modify or otherwise be used in the interpretation of any of the provisions hereof.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective personal representatives, agents, attorneys, executors, administrators, heirs, successors and assigns.
[signatures follow on the next page]

IN WITNESS WHEREOF, the parties hereto knowingly and voluntarily entered into this Agreement and General Release as of the date set forth below:

LIGHT & WONDER, INC.
By:	/s/ James Sottile

Name:	James Sottile

Title:	Executive Vice President and Chief Legal Officer

I have decided to accept this Agreement and General Release, to fulfill the promises I have made. I hereby freely and voluntarily assent to all the terms and conditions in this Agreement and General Release. I understand that this Agreement and General Release will become a binding agreement between the Company and me as of the 8th day after I sign it, and I am signing this Agreement and General Release as my own free act with the full intent of releasing the Released Parties from all Claims, as described in Section 5 above, including, but not limited to, those under the ADEA.

/s/ Barry L. Cottle	Date: August 30, 2022
BARRY L. COTTLE

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